Exhibit 21

Pinnacle Entertainment, Inc.

List of Subsidiaries

Subsidiary	State of Organization
ACE Gaming, LLC	New Jersey
AREH MLK LLC	Delaware
AREP Boardwalk Properties LLC	Delaware
Belterra Resort Indiana, LLC	Nevada
BILOXI CASINO CORP.	Mississippi
Boomtown, LLC	Delaware
Brighton Park Maintenance Corp.	New Jersey
Casino Magic Corp.	Minnesota
Casino Magic Buenos Aires, SA	Argentina
Casino Magic Chile, SA	Chile
Casino Magic (Europe) B.V.	Netherlands
Casino Magic Hellas Management Services, SA	Greece
Casino Magic Management Services Corp.	Minnesota
Casino Magic Neuquen SA	Argentina
Casino One Corporation	Mississippi
Landing Condominium, LLC	Missouri
Louisiana-I Gaming, A Louisiana Partnership in Commendam	Louisiana
Mitre Associates LLC	Delaware
OGLE HAUS, LLC	Indiana
Pinnacle Design & Construction, LLC	Nevada
PNK (Baton Rouge) Partnership	Louisiana
PNK (BOSSIER CITY), Inc.	Louisiana
PNK (CHILE 1), LLC	Delaware
PNK (CHILE 2), LLC	Delaware
PNK Development 1, Inc.	Delaware
PNK Development 2, Inc.	Delaware
PNK Development 3, Inc.	Delaware
PNK Development 4, Inc.	Delaware
PNK Development 5, Inc.	Delaware
PNK Development 6, Inc.	Delaware
PNK Development 7, LLC	Delaware
PNK Development 8, LLC	Delaware
PNK Development 9, LLC	Delaware
PNK Development 10, LLC	Delaware
PNK Development 11, LLC	Nevada
PNK Development 12, LLC	Nevada
PNK Development 13, LLC	New Jersey
PNK Development 14, LLC	Missouri
PNK Development 15, LLC	Pennsylvania
PNK Development 16, LLC	Indiana
PNK (ES), LLC	Delaware
PNK (EXUMA), LIMITED	Bahamas
PNK (Kansas), LLC	Kansas
PNK (LAKE CHARLES), L.L.C.	Louisiana
PNK (PA), LLC	Pennsylvania
PNK (RENO), LLC	Nevada
PNK (SCB), L.L.C.	Louisiana
PNK (STLH), LLC	Delaware
PNK (ST. LOUIS RE), LLC	Delaware

Port St. Louis Condominium, LLC (50% ownership)	Missouri
President Riverboat Casino-Missouri, Inc.	Missouri
PSW Properties LLC	Delaware
Realty Investment Group, Inc.	Delaware
St. Louis Casino Corp.	Missouri
Yankton Investments, LLC	Nevada